December 7, 2007

Mr. James J. Cramer

c/o TheStreet.com, Inc.

14 Wall Street

15th Floor

New York, NY 10005

Re:	Employment Agreement, dated as of August 1, 2005 (the “Employment Agreement”), between you and TheStreet.com, Inc., (the “Company”).

Dear Jim:

Reference is made to the Employment Agreement, which is set to expire on December 31, 2007. We wish to extend the Term of the Employment Agreement through February 15, 2008 at your current Annual Salary. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Employment Agreement.

In consideration of the foregoing and of the mutual agreements of the parties contained herein, the parties hereby agree as follows:

1.	The Term of the Employment Agreement is hereby extended, and shall expire on February 15, 2008.

2.	The Annual Salary payable to you under the Employment Agreement shall be $1,000,000 which is equal to your current salary as set by the Compensation Committee of the Board of Directors of the Company.

3.

Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Employment Agreement shall remain and continue unmodified in full force and effect.

If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,

THESTREET.COM, INC.

By: __/s/ Thomas Clarke__________
Thomas J. Clarke, Jr.,
Chairman & CEO Committee

AGREED & ACCEPTED:

___/s/ Jim Cramer_________

James J. Cramer